Exhibit 99.6

                            [Letterhead of KPMG LLP]

                         Independent Accountants' Report

We have examined the accompanying assertion made by management on The Student Loan Corporation's compliance with the Administration Agreement, Sections 2, 3, 4, 5, 6, 7 and 8, dated as of March 27, 2002, between the SLC Student Loan Trust-I, as Issuer, and The Student Loan Corporation, as Administrator, for the period ended December 31, 2002. Management is responsible for The Student Loan Corporation's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about The Student Loan Corporation's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about The Student Loan Corporation's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on The Student Loan Corporation's compliance with specified requirements.

In our opinion, management's assertion that The Student Loan Corporation complied with the aforementioned requirements for the period ended December 31, 2002 is fairly stated, in all material respects.

The report is intended solely for the information and use of the Board of Directors and management of The Student Loan Corporation and the SLC Student Loan Trust-I and Indenture Trustee and is not intended to be and should not be used by anyone other than these specified parties.


/s/ KPMG LLP

New York, New York
March 3, 2004

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       Management Report on The Student Loan Corporation's Compliance, as
      Administrator, with the Requirements of the Administration Agreement


Management of The Student Loan Corporation, as Administrator, is responsible for compliance with the Administration Agreement, Sections 2, 3, 4, 5, 6, 7 and 8 dated as of March 27, 2002, between the SLC Student Loan Trust-I, as Issuer, and The Student Loan Corporation, as Administrator, for the period ended December 31, 2002.

Management has performed an evaluation of The Student Loan Corporation's compliance with the Administration Agreement, Sections 2, 3, 4, 5, 6, 7 and 8, for the period ended December 31, 2002. Based upon this evaluation, management believes that, for the period ended December 31, 2002, The Student Loan Corporation, as Administrator, was in compliance with the Administration Agreement, Sections 2, 3, 4, 5, 6, 7 and 8.


/s/ Michael J. Reardon                                March 3, 2004
---------------------------------                     -----------------
Michael J. Reardon
Acting Chief Financial Officer
The Student Loan Corporation, as Administrator